EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.sucpas.com

January 1, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lucy’s Water World, Inc.
Beijing, China

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Lucy’s Water World, Inc. of our report dated December 20, 2012, relating to the financial statements of Lucy’s Water World, Inc. as of and for the periods ending October 31, 2012 and 2011, and for the period from September 14, 2011 (inception) to October 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC
Bingham Farms, Michigan